UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(Amendment No. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Ube Materials Kabushiki Kaisha

(Name of Subject Company)

Ube Material Industries, Ltd.

(Translation of Subject Company’s Name into English (if applicable))

Japan

(Jurisdiction of Subject Company’s Incorporation or Organization)

Ube Industries, Ltd.

(Name of Person(s) Furnishing Form)

Common Stock

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Ryo Kawamura

Senior Legal Adviser

Legal Department

Ube Industries, Ltd.

Seavans North Bldg., 1-2-1 Shibaura, Minato-ku, Tokyo 105-8449, Japan

+81-3-5419-6113

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Not Applicable

(Date Tender Offer/Rights Offering Commenced)

PART I                               INFORMATION SENT TO SECURITY HOLDERS

Item 1.                                 Home Jurisdiction Documents

(a)         Exhibit I-1: English translation of News Release dated May 10, 2013 regarding the share exchange between Ube Industries, Ltd. and Ube Material Industries, Ltd. *

Exhibit I-2: English translation of Notice of Convocation of the 16th Ordinary General Meeting of Shareholders

* Previously submitted on Form CB on May 10, 2013.

(b)         Not applicable.

Item 2.                                 Informational Legends

Included in Exhibit I-1 and Exhibit I-2.

PART II                          INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)           Not applicable.

(2)           Not applicable.

(3)           Not applicable.

PART III                     CONSENT TO SERVICE OF PROCESS

(1)           A written irrevocable consent and power of attorney on Form F-X is filed with the Commission on May 10, 2013.

(2)           Not applicable.

PART IV                      SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ ATSUSHI YAMAMOTO
(Signature)

Atsushi Yamamoto
Executive Officer
General Affairs & Human Resources Office
(Name and Title)

June 10, 2013
(Date)